[Exhibit 99.1 - Press Release]

                  PREMIER ADOPTS "POISON PILL" RIGHTS DIVIDEND

Tampa, Florida - November 27, 2006 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDIV) announces that its Board of Directors has adopted a "Poison Pill" measure to protect its shareholders against undesired and abusive takeover tactics.

Shareholders of record as of December 7, 2006 will receive one Right for every share of Common Stock, Class A, $0.004 par value held and one-hundred Rights for every share of Convertible Class A Preferred Stock, $0.001 par value held. The Rights will be payable on December 12, 2006 and shall expire on December 31, 2007 unless otherwise extended or cancelled by Premier's Board of Directors. There are approximately 162 shareholders holding an aggregate of 3,600,955 shares of Common Stock, Class A, and 30,000 shares of Convertible Class A Preferred Stock that will receive the Rights.

In the event an individual or group of individuals, acting directly or indirectly through entities, should acquire 10% or more of Premier without prior majority shareholder approval, then the holders of the Rights shall have the opportunity to purchase one share of Common Stock, Class B, $0.001 par value for each Right held at a price of $0.001 per share. The shares of Common Stock, Class B shall be restricted, non-trading and issued in accordance with Rule 144 and will carry 1,000 votes in all voting matters.

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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